EXHIBIT 23.5
CONSENT OF INDEPENDENT AUDIT FIRM
To the Board of Directors
Grubb & Ellis Apartment REIT, Inc. (formerly NNN Apartment REIT, Inc.)
We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement (No. 333-130945) on Form S-11 of our report which is dated October 17, 2007, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for Baypoint Resort Apartments, included herein. We also consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement (No. 333-130945) on Form S-11 of our reports, the first which is dated January 7, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for The Myrtles at Olde Towne; the second which is dated January 7, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for The Heights at Olde Towne; and the third which is dated April 9, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2007, for Arboleda Apartments. We further consent to the reference to us under the headings "Experts" in the prospectus.

/s/ KMJ CORBIN & COMPANY LLP
KMJ CORBIN & COMPANY LLP

Irvine, California
July 21, 2008